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                                                                      EXHIBIT 23



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-33655) of Block Financial Corporation and in the Registration Statements on Form S-3 (No. 333-33655-01) and Form S-8 (Nos. 33-185, 33-33889, 33-54989, 33-64147, 333-42143, 333-42736, 333-42738,
333-42740, 333-5640) of H&R Block, Inc. of our report dated June 19, 2001 relating to the financial statements of H&R Block, Inc., which appears in the 2001 Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K for the year ended April 30, 2001. We also consent to the incorporation by reference of our report dated June 19, 2001 relating to the financial statement schedule, which appears in this Annual Report on Form 10-K.


PricewaterhouseCoopers LLP
Kansas City, Missouri
July 30, 2001